EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 7, 2007 relating to the financial statements of Bancinsurance Corporation and its subsidiaries, which appear in Bancinsurance Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006. We also hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 7, 2007 relating to the financial statement schedules, which appear in such Annual Report on Form 10-K.
/s/ Daszkal Bolton LLP
DASZKAL BOLTON LLP
Boca Raton, Florida
May 31, 2007